EXHIBIT 99 For Investor Relations Inquiries: Arvind Bhatia, CFA Dave & Buster’s Entertainment, Inc. 214.904.2202

Dave & Buster’s Entertainment, Inc. Updates Fiscal 2017 Guidance

DALLAS, January 8, 2018 (GLOBE NEWSWIRE) -- Dave & Buster's Entertainment, Inc., (NASDAQ:PLAY), ("Dave & Buster's"), an owner and operator of entertainment and dining venues, today updated guidance for its fiscal 2017, which ends on February 4, 2018. The Company expects to report its full fourth quarter and fiscal 2017 results in early April 2018.

“As indicated on our fiscal third quarter conference call, we had a slower-than-expected start to the fourth quarter. We expected sales to improve during our seasonally strong weeks in December but instead trends softened further leading us to update our financial outlook for fiscal year 2017,” said Steve King, Chief Executive Officer.

“Meanwhile, our new stores continue to perform very well. Opening new stores with outstanding returns remains a key priority and we are maintaining our plan to open fourteen to fifteen new stores in fiscal 2018. With their first year now completed, we are pleased to report year-one cash on cash returns of approximately 54% for our 2016 class of stores, exceeding returns for our very successful 2014 and 2015 classes of stores,” King concluded.

Updated Fiscal Year 2017 Financial Outlook

Quarter-to-date through January 6, 2018, comparable store sales were down 5.1%. Based on the quarter-to-date performance, the Company expects fiscal 2017 total revenue to be in the range of $1.138 billion to $1.142 billion compared to prior guidance of $1.148 billion to $1.155 billion, and expects comparable store sales (on a 52-week basis) to range from -1.0% to -0.7% compared to prior guidance of 0.0% to 0.75%.

Net income for fiscal 2017 is now expected to be in the range of $108 million to $110 million versus prior guidance of $110 million to $112 million. The effective tax rate is projected to be approximately 29.5%, including the impact of ASU 2016-09 through the first nine months of fiscal year 2017. EBITDA for fiscal 2017 is expected to be in the range of $265 million to $268 million compared to prior guidance of $268 million to $272 million.

As previously communicated, we plan to open our Bayamon, Puerto Rico store on January 15, 2018.

ICR Conference Participation

The Company announced that management will present at the 20th Annual ICR Conference at the JW Marriott Orlando, Grande Lakes in Orlando, FL. The presentation will be held on Tuesday, January 9, 2018 at 8:00 a.m. Eastern Time. Webcast information and the accompanying slides will be available at www.daveandbusters.com under the Investor Relations section.

Jefferies 7th Annual Winter Consumer Summit Participation

Management will participate in the Jefferies 7th Annual Winter Consumer Summit in Beaver Creek, Colorado from January 15 - January 17, 2018. This conference will not be webcast; however, copies of the investor relations materials will be available at www.daveandbusters.com under the Investor Relations section.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 105 venues in North America that combine entertainment and dining and offer customers the opportunity to "Eat, Drink, Play and Watch," all in one location.  Dave & Buster's offers a full menu of "Fun American New Gourmet" entrées and appetizers, a full selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events.  Dave & Buster's currently has stores in 36 states and Canada.

For Investor Relations Inquiries:

Arvind Bhatia, CFA

214.904.2202

arvind_bhatia@daveandbusters.com